EXHIBIT 15.1
Awareness Letter of Independent Registered Public Accounting Firm
The Board of Directors
TD Ameritrade Holding Corporation
We are aware of the incorporation by reference in the following Registration Statements of TD Ameritrade Holding Corporation:

(1)	Registration Statement (Form S-8 No. 333-132016)

(2)	Registration Statement (Form S-8 No. 333-105336)

(3)	Registration Statement (Form S-8 No. 333-86164)

(4)	Registration Statement (Form S-8 No. 333-77573) pertaining to the Associates’ 401(k) Profit Sharing Plan and Trust

(5)	Registration Statement (Form S-8 No. 333-160073)

(6)	Registration Statement (Form S-3 No. 333-163211)

(7)	Registration Statement (Form S-3 No. 333-185286)
of our report dated February 5, 2015 relating to the unaudited condensed consolidated interim financial statements of TD Ameritrade Holding Corporation that are included in its Form 10-Q for the quarter ended December 31, 2014.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
February 5, 2015